SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM 8-A

                   FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Thermo Cardiosystems Inc.
                            -------------------------
             (Exact Name of Registrant as Specified in its Charter)


     Massachusetts                                          04-3027040
     -------------                                          -----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

470 Wildwood Street, Woburn, Massachusetts                       01888
------------------------------------------                       ------
(Address of Principal Executive Offices)                     (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities Act registration statement file number to which this form relates: _________ (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      To be so Registered                       Each Class is to be Registered
      -------------------                       ------------------------------
      Common Stock, par value                   American Stock Exchange
      $.10 per share

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

      The authorized capital stock of Thermo Cardiosystems Inc. (the "Corporation") consists of 100,000,000 shares of common stock, $.10 par value per share (the "Common Stock"). The following description of the capital stock of the Corporation is qualified in its entirety by reference to the Corporation's Articles of Organization, as amended (the "Articles of Organization"), and Bylaws (the "Bylaws"), copies of which have been filed with the Securities and Exchange Commission.

Common Stock

      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. At all meetings of stockholders of the Corporation, all questions, except as otherwise expressly provided for by statute, the Articles of Organization or the Bylaws, shall be determined by a majority vote of the stockholders present in person or represented by proxy. The Common Stock is not subject to redemption. Upon any liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to share pro rata in the assets of the Corporation available for distribution after provision for the payment of creditors. The outstanding shares of Common Stock are fully paid and nonassessable. There are no restrictions on transferability contained in the Articles of Organization or Bylaws. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Common Stock is listed on the American Stock Exchange. Thermedics Inc. ("Thermedics") and Thermo Electron Corporation ("Thermo Electron") together beneficially own a majority of the Common Stock, and thus have the power to elect all of the members of the Corporation's Board of Directors.

Certain Charter, By-Law and Statutory Provisions

      The ownership of a majority interest in the Corporation by Thermedics and Thermo Electron, either alone or in combination with certain provisions, described below, of the Articles of Organization, the Bylaws and Chapter 110F of the Business Corporation Law of the Commonwealth of Massachusetts (discussed below), could have the effect of delaying, deferring or preventing a change in control of the Corporation.

      The Bylaws provide that special meetings of stockholders may be called by the Corporation's Board of Directors, certain officers, or at the direction of one or more stockholders who hold at least ten percent of the shares entitled to vote at the meeting.

      The Articles of Organization include a provision eliminating the liability of the Corporation's directors to the Corporation or to its stockholders for money damages, to the extent permitted by Massachusetts law. In addition, the Bylaws contain provisions providing for the indemnification of the Corporation's officers and directors from liabilities and expenses to which they may be or become liable by reason of their being officers or directors of the Corporation.

Chapter 110F of Massachusetts Business Corporation Law

      The Corporation is subject to Chapter 110F of the Business Corporation Law of the Commonwealth of Massachusetts ("Chapter 110F"), which generally prohibits any Massachusetts corporation that has more than 200 stockholders of record and
(i) has its principal executive offices or substantial assets in Massachusetts or (ii) more than 10% of its stockholders are Massachusetts residents or more than 10% of its outstanding shares are owned by Massachusetts residents, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by certain affiliates of the corporation) or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), voting at an annual or special meeting of the stockholders and not acting by written consent. An "interested stockholder" generally is a person other than the corporation and any direct or indirect majority-owned subsidiary of the corporation who owns 5% or more of the corporation's outstanding voting stock, or who is an affiliate of the corporation and was the owner of 5% or more of the corporation's outstanding voting stock at any time within the three-year period prior to the determination of whether the person is an interested stockholder. A "business combination" includes mergers, consolidations, stock sales, asset sales and other transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation.

      The failure of a person becoming an interested stockholder of the Corporation to obtain the consent of the Corporation's Board of Directors and/or stockholders (other than the interested stockholder), could result in the interested stockholder finding it difficult to manage the business of the Corporation. This need to acquire consent of the Corporation's Board of Directors and/or stockholders for Chapter 110F purposes imposes a substantial burden on a potential acquiror and could therefore act as an anti-takeover device.

      Notwithstanding the foregoing, business combinations with Thermedics, Thermo Electron and their affiliates are not subject to the provisions of Chapter 110F.

Item 2.  Exhibits.

     1. Articles of Organization, as amended, of the Corporation (filed as Exhibit 3(a) to the Corporation's Registration Statement on Form S-1 [Reg. No. 33-25144] and incorporated herein by reference).

     2. Articles of Amendment to Articles of Organization (filed as Exhibit 3(b) to the Corporation's Registration Statement on Form S-1 [Reg. No. 33-34737] and incorporated herein by reference).

     3. Articles of Amendment to Articles of Organization (filed as Exhibit 3(c) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended October 2, 1993 [File No. 1-10114] and incorporated herein by reference).

     4. By-Laws of the Corporation (filed as Exhibit 3(b) to the Corporation's Registration Statement on Form S-1 [Reg. No. 33-25144] and incorporated herein by reference).

     5. Specimen Common Stock Certificate.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   THERMO CARDIOSYSTEMS INC.



                                   By:  /s/ Theo Melas-Kyriazi
                                        --------------------------------------
                                        Theo Melas-Kyriazi
                                        Chief Financial Officer

Date: October 18, 1999

                                   Exhibit 5 - Specimen Common Stock Certificate



                          [FRONT OF STOCK CERTIFICATE]

                            THERMO CARDIOSYSTEMS INC.

            Incorporated under the laws of the Commonwealth of Massachusetts

COMMON STOCK      $.10 PAR VALUE

CUSIP 88355K 20 0

See reverse for certain definitions


THIS CERTIFIES THAT


is the owner of


FULLY-PAID AND NON-ASSESSABLE SHARES OF THE PAR VALUE OF $.10 EACH OF THE COMMON STOCK OF

THERMO CARDIOSYSTEMS INC., transferable, so as to affect the rights of the corporation, only by transfer recorded on the books of the corporation, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned. This certificate and the shares represented hereby are received and held subject to the laws of The Commonwealth of Massachusetts, the Articles and the By-laws of the corporation, as from time to time amended.

This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.


Dated:


[THERMO CARDIOSYSTEMS INC.]
[Corporate Seal]

/s/ Jonathan W. Painter                 /s/ Victor L. Poirier
-----------------------                 -----------------------------
Treasurer                               President


                                        Countersigned:

                                        American Stock Transfer & Trust Company
                                        (New York)
                                        Transfer Agent


                                        By: --------------------------
                                            Authorized Signature

                             ASSIGNMENT OR TRANSFER

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   as tenants in common     UNIF GIFT MIN ACT --________Custodian________
TEN ENT   as tenants by the entireties                 (Cust)            (Minor)
JT TEN    as joint tenants with right        Under  Uniform  Gifts to Minors Act
            of survivorship and not as       ___________________________________
            tenants in common                               (State)

     Additional abbreviations may also be used though not in the above list.


FOR VALUE RECEIVED,____________________ hereby  sell,  assign  and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
      IDENTIFYING NUMBER OF ASSIGNEE
________________________________________

_______________________________________________________________________________
Please print or typewrite name and address including postal zip code of assignee

__________________________________________________________________________Shares
of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

________________________________________________________________________Attorney
to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated:______________________________

____________________________________    ________________________________________
                                        NOTICE: The signature to this
                                        assignment must correspond with the
                                        name as written upon the face of the
                                        Certificate, in every particular,
                                        without alteration or enlargement, or
                                        any change whatever.